Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (Amendment No.1) of Clear-Lite Holdings, Inc. of our report dated November 12, 2010, on the consolidated financial statements of Clear-Lite Holdings, Inc. for the year ended July 31, 2010 and the period ended July 31, 2009, included in Form 10-K of Clear-Lite Holdings, Inc. filed on November 15, 2010.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
November 30, 2010

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.corn
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants